UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 3, 2009
ENCISION INC.
(Exact name of registrant as specified in its charter)
Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6797 Winchester Circle, Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(303) 444-2600

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2009, Encision Inc. (“Encision”) and Intuitive Surgical Inc. (“Intuitive”) entered into a Manufacturing, Supply, and License Agreement (the “Agreement”), effective March 30, 2009, whereby Intuitive will, on a non-exclusive basis, purchase and use certain of Encision’s AEM technology products (the “Products”) with Intuitive Surgical’s da Vinci® Surgical Systems.

The Agreement will continue in effect until March 30, 2014, subject to early termination as provided in the Agreement.  After the five-year initial term, the Agreement will automatically renew for additional two-year periods, unless either party delivers a notice of non-renewal at least six months before the expiration of the then-current term.

Either party may terminate the Agreement by delivering written notice to the other party (a) upon a material breach by the other party that remains uncured within a certain period; (b) if the other party experiences certain bankruptcy events; (c) if Encision violates the anti-assignment provision in the Agreement; (d) if Encision is unable or unwilling to supply the Products under the terms of the Agreement; or (e) if the parties fail to agree on the pricing for the Products.  In addition, Intuitive may, upon written notice, terminate the Agreement in the event that a delay in the delivery of the Products pursuant to the Agreement continues for more than 18 days. Upon the termination or expiration of the Agreement, Encision may be obligated to manufacture and deliver a certain amount of additional Products to Intuitive or may otherwise be obligated to license to Intuitive certain of its intellectual property for the manufacture of the Products ordered by Intuitive after such termination or expiration.

The parties intend for Encision to make a certain gross margin on its sales of the Products to Intuitive under the Agreement. Intuitive will also pay Encision a one-time license fee and the development costs associated with an Intuitive branded cord product.  Encision is required to maintain quality systems in compliance with certain regulatory requirements and maintain commercial general liability insurance coverage, including coverage for contractual liability, product liability, personal injury and bodily injury, throughout the term of the Agreement.

Pursuant to the Agreement, Encision grants to Intuitive certain non-exclusive, royalty-free licenses to use, sell, import and export the Products, licensed patents and inventions for a defined purpose and within a defined field of use.  Intuitive grants to Encision an exclusive, royalty-free license to use outside of the defined field of use any inventions made jointly between Encision and Intuitive under the Agreement.

Encision is required to indemnify Intuitive against losses relating to Encision’s breach of the Agreement, its negligence or willful misconduct, or the infringement by any of the Products of a third party’s intellectual property rights.  Intuitive is required to indemnify Encision against losses relating to Intuitive’s breach of the Agreement, its negligence or willful misconduct, or any of Intuitive’s activities beyond or outside of the purpose of the Agreement.  Encision and Intuitive are subject to mutual confidentiality obligations with respect to the Agreement and the other party’s proprietary information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC.
(Registrant)

Date April 9, 2009	/s/Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer